Exhibit 10(a)

October 7, 2004

Mr. Joe R. Lee
Darden Restaurants, Inc.
5900 Lake Ellenor Drive
Orlando, FL  32809

Dear Joe,

This letter will set forth the terms of the consulting arrangement between you and Darden Restaurants, Inc. ("Darden"). Upon your retirement from the position of Chief Executive Office effective November 29, 2004, you have indicated that, subject to your re-election by Darden's shareholders and the Board of Directors, you will remain as Chairman of Darden's Board of Directors until November 29, 2005. The Board and Darden value your deep knowledge of the restaurant industry and particularly of Darden, its business, personnel, suppliers and other constituents. Because of our mutual interest in a smooth transition to new management, Darden has requested that you serve as a consultant after your tenure as a Director and Chairman of the Board has ended. You have agreed to do so on the terms set forth in this letter, specifically:

1. From November 29, 2005 until November 28, 2007, you will be a consultant to Darden. As such, you will remain available to Darden with reasonable notice, to perform duties at the reasonable request of Darden's Chairman & Chief Executive Officer. These duties may include consultation on matters on which you worked during your employment with Darden, or other matters affecting Darden and the restaurant industry, and may also include representation of Darden in restaurant industry associations and at related events.

2. You also grant Darden the right to make reasonable non-exclusive use of your name and likeness for any reasonable business purpose.

3.   You agree:
     (a) to keep confidential and not to disclose any confidential or proprietary information of Darden or its subsidiaries or divisions, including Red Lobster, Olive Garden, Bahama Breeze, Smokey Bones or the New Business Division, at all times during and after the period of your consulting engagement;
     (b) during the period of this Agreement, to not directly or indirectly (i) become an employee, contractor, consultant, director, owner or investor in any casual dining restaurant company anywhere in the United States or (ii) employ, solicit, or offer to employ any director, officer or employee of Darden or any of its subsidiaries, or encourage any director, officer or employee to leave his or her employment.
     The provisions of this Paragraph 3 will survive termination or expiration of this agreement.

4. As consideration for these services and for the obligations described in this agreement, Darden will pay you a consulting fee of $300,000 per year, in twelve equal monthly installments. Darden will also reimburse you for all reasonable travel and related expenses you may incur while performing services under this agreement, and will provide reasonable office space and secretarial support. As a consultant you will not be eligible for employee benefits beyond those available to you as a retiree.

5. You acknowledge that you are performing these services as an independent contractor, and not as a Darden employee, and that you are responsible for any taxes that are payable as a result of this arrangement.

6. If you are unable to perform your duties under this Agreement for any reason, as reasonably determined by majority vote of the independent members of Darden's Board of Directors, Darden may terminate this Agreement without further obligation, upon not less than 30 days' written notice to you at the address last shown on the records of Darden. You may also terminate this Agreement at any time, without reason, upon not less than 30 days' written notice to Darden. Any termination of this

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     Agreement shall be effective upon the date specified in the notice,  or, if no date is specified, termination shall be effective 30 days from the date the notice is received.

7. This Agreement will be governed by the laws of the State of Florida, without regard to conflicts of laws provisions.


Joe, if this letter reflects our agreement, please sign and date it where indicated.


Sincerely yours,

DARDEN RESTAURANTS, INC.


BY:/s/ Odie Donald
  -------------------------------------------
Odie Donald, Lead Director             Date


BY:/s/ Mike Rose
  -------------------------------------------
Mike Rose, Director                    Date


Read and agreed.

/s/ Joe R. Lee
----------------------------------------------
Joe R. Lee                             Date

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